Exhibit 1

Appendix 3C

Announcement of buy-back

Rule 3.8A

Appendix 3C

Announcement of buy-back

(except minimum holding buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: Appendix 7B. Amended 13/3/2000, 30/9/2001.

Name of entity	ABN

RINKER GROUP LIMITED	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	+Class of shares which is the subject the of buy-back (eg, ordinary/preference)	Ordinary

3	Voting rights (eg, one for one)	One for one

4	Fully paid/partly paid (and if partly paid, details of how much has been paid and how much is outstanding)	Fully paid

5	Number of shares in the +class on issue	910,116,219

6	Whether shareholder approval is required for buy-back	Not required

7	Reason for buy-back	Capital management

+                    See chapter 19 for defined terms.

8	Any other information material to a shareholder’s decision whether to accept the offer (eg, details of any proposed takeover bid)	Nil other than as disclosed from time to time under continuous disclosure obligations

On-market buy-back

9	Name of broker who will act on the company’s behalf	To be confirmed

10	Deleted 30/9/2001.

11	If the company intends to buy back a maximum number of shares - that number	Up to 45,000,000

Note: This requires a figure to be included, not a percentage.

12	If the company intends to buy back shares within a period of time - that period of time; if the company intends that the buy-back be of unlimited duration - that intention	During the period from 18 August 2006 to 17 August 2007 *Rinker reserves the right to terminate the buyback at any time

13	If the company intends to buy back shares if conditions are met - those conditions	Not applicable

Employee share scheme buy-back

14	Number of shares proposed to be bought back	Not applicable

15	Price to be offered for shares

+                    See chapter 19 for defined terms.

Selective buy-back

16	Name of person or description of class of person whose shares areproposed to be bought back	Not applicable

17	Number of shares proposed to be bought back

18	Price to be offered for shares

Equal access scheme

19	Percentage of shares proposed to be bought back	Not applicable

20	Total number of shares proposed to be bought back if all offers are accepted

21	Price to be offered for shares

22	+Record date for participation in offer	Not applicable

Cross reference: Appendix 7A, clause 9.

Compliance statement

1.                  The company is in compliance with all Corporations Act requirements relevant to this buy-back.

2.                  There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date: 17 July 2006
(Company secretary)

Print name:	Peter Abraham

+                    See chapter 19 for defined terms.